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                     June 24, 2024

       Cecilia Jones
       Chief Financial Officer
       AGIOS PHARMACEUTICALS, INC.
       88 Sidney Street
       Cambridge, MA 02139

                                                        Re: AGIOS
PHARMACEUTICALS, INC.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            Filed February 15,
2024
                                                            File No. 001-36014

       Dear Cecilia Jones:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences